PROSPECTUS Dated March 29, 1995                   Pricing Supplement No. 58 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 33-57833
Dated March 29, 1995                                             March 6, 1996
                                                                Rule 424(b)(3)


                           Morgan Stanley Group Inc.
                          MEDIUM-TERM NOTES, SERIES C
                            Senior Fixed Rate Notes


     The Fixed Rate Notes, as further described below and in the Prospectus Supplement under "Description of Notes -- Fixed Rate Notes," will bear interest from the date of issuance until the principal amount thereof is paid or made available for payment at the rate set forth below.

     The Fixed Rate Notes will be redeemable in whole, but not in part, at the option of Morgan Stanley Group Inc. with 30 calendar days notice on any March 20 or September 20, commencing March 20, 1998.

Principal Amount:              $10,000,000                  Redemption
                                                              Percentage:             100%
Maturity Date:                 March 20, 2011
                                                            Annual Redemption
Interest Rate:                 7% per annum                   Percentage
                                                              Reduction:              N/A
Interest Accrual
  Date:                        March 20, 1996               Interest Payment
                                                              Period:                 Monthly
Interest Payment
  Dates:                       The twentieth day of          Specified Currency:       U.S. Dollars
                               each month,
                               commencing April 20,         Issue Price:              100%
                               1996
                                                            Settlement Date
                                                              (Original Issue
Redemption Dates:                                             Date):                  March 20, 1996
                               Redeemable in whole,
                               but not in part, at the      Book Entry Note or
                               option of Morgan               Certificated Note:      Book Entry Note
                               Stanley Group Inc.
                               with 30 calendar days        Senior Note or
                               notice on any March            Subordinated Note:      Senior Note
                               20 or September 20,
                               commencing March 20,         Total Amount of OID:      N/A
                               1998
Minimum                                                     Original Yield to
  Denomination:                                               Maturity:               N/A
                               $1000
                                                            Initial Accrual
                                                              Period OID:             N/A

                                                            Trustee:                  Chemical Bank


Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.

                             MORGAN STANLEY & CO.
                                 Incorporated